Exhbit 99.3

THE PRIMADONNA COMPANY, LLC
COMBINED BALANCE SHEETS

	December 31, 2006	March 31, 2007
		(unaudited)
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$17,568	$14,042
Accounts receivable, net	2,621	2,155
Prepaid expenses	4,976	4,384
Inventory	1,514	1,490
Total current assets	26,679	22,071
Property and equipment, net	196,389	192,195
Other assets, net	1,789	1,697

Total assets	$224,857	$215,963

Liabilities and member’s equity
Current liabilities
Accounts payable	8,853	7,224
Accrued expenses	16,704	15,472
Total current liabilities	25,557	22,696
Other long-term liabilities
Deferred revenue	4,004	5,569
Asset retirement obligations	491	499
Total other liabilities	4,495	6,068
Commitments and contingencies (Note 3)	—	—
Member’s equity
Retained earnings	194,805	187,199
Total member’s equity	194,805	187,199
Total liabilities and member’s equity	$224,857	$215,963

The accompanying notes are an integral part of these combined financial statements.

THE PRIMADONNA COMPANY, LLC
COMBINED STATEMENTS OF INCOME

	Three Months Ended March 31,
	2007	2006
	(In thousands)
	(unaudited)
Revenues
Casino	$34,829	$38,297
Rooms	5,627	6,390
Food and beverage	8,190	8,707
Gas stations	14,547	14,004
Entertainment, retail and other	3,889	4,209
	67,082	71,607
Less: Promotional allowances	(7,031)	(7,192)
	60,051	64,415

Expenses
Casino	17,850	18,818
Rooms	2,555	3,014
Food and beverage	4,256	4,647
Gas stations	12,989	12,419
Entertainment, retail and other	3,250	2,851
General and administrative	6,159	6,645
Advertising and marketing	512	661
Parent management fee	775	946
Property operations	5,719	4,783
Property transactions, net	(8)	(17)
Depreciation and amortization	4,602	5,431
	58,659	60,198
Operating income	1,392	4,217

Non operating income (expense)
Interest income	─	─
Interest expense to Parent	─	─
Net income	$1,392	$4,217

The accompanying notes are an integral part of these combined financial statements.

THE PRIMADONNA COMPANY, LLC
COMBINED STATEMENTS OF CASH FLOWS

	Three Months Ended December 31,
	2007	2006
	(In thousands)
	(unaudited)
Cash flows from operating activities
Net income	$1,392	$4,217
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,602	5,431
Provision for doubtful accounts	(4)
Property transactions, net
Changes in assets and liabilities:
Accounts receivable	470	386
Inventories	24	(177)
Prepaid expenses and other	592	252
Deposits and other assets	92	329
Accounts payable	(1,629)	(3,185)
Accrued liabilities	(1,233)	1,356
Deferred revenue	1,565	(130)
Asset retirement obligation	8	—
Net cash provided by operating activities	5,879	8,479

Cash flows from investing activities
Capital expenditures	(408)	(1,915)
Net cash used in investing activities	(408)	(1,915)

Cash flows from financing activities
Change in receivable from MGM MIRAGE	(8,997)	(10,896)
Net cash used in financing activities	(8,997)	(10,896)

Cash and cash equivalents
Net decrease for the year	(3,526)	(4,332)
Balance, beginning of year	17,568	18,835
Balance, end of year	$14,042	$14,503

The accompanying notes are an integral part of these combined financial statements.

THE PRIMADONNA COMPANY, LLC
NOTES TO COMBINED FINANCIAL STATEMENTS
(unaudited)

NOTE 1 — ORGANIZATION

The Primadonna Company, LLC (the “Company”) is a Nevada limited liability company, organized on March 31, 1999. As of December 31, 2006, 100% of the member’s interest of the Company was owned by New York-New York Hotel & Casino, LLC, a Nevada limited liability company, which is a wholly-owned subsidiary of MGM MIRAGE (“MGM MIRAGE” or “Parent”), a Nevada corporation.  The Company operates three casino resorts in Primm, Nevada, at the California/Nevada state line — Whiskey Pete’s, Buffalo Bill’s and the Primm Valley Resort.  In addition, the Company owns and operates three gas stations.

In October 2006, MGM MIRAGE entered into an agreement to sell the Company for $400 million. MGM MIRAGE expects to complete the sale of the Company by the second quarter of 2007. The agreement is subject to regulatory approval and other customary closing conditions.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

Principles of combination.  The financial statements include the accounts of the Company and its subsidiaries.  All intercompany transactions among entities in the combined group have been eliminated.  Certain estimates, including allocations from the Parent, have been made to provide financial information on a combined basis for stand-alone reporting purposes.  In the opinion of management, all adjustments necessary to fairly state the financial statements have been reflected.

Management’s use of estimates.  The combined financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.  Those principles require the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Basis of presentation — The condensed consolidated financial statements of the Company as of March 31, 2007, and for the three months ended March 31, 2007 and 2006, are unaudited, but, in the opinion of management, include all adjustments necessary for a fair presentation of the financial results for the interim periods.  Our results of operations for the three months ended March 31, 2007, are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 2007.  These interim statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 2006.

Recently Issued and Adopted Accounting Standards — The adoption of the following recent accounting pronouncement did not have any impact on our results of operations or financial condition.

•                  In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements.  SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute.  SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  We are currently evaluating the impact that the adoption of SFAS No. 157 will have on our consolidated financial statements.

NOTE 3 — COMMITMENTS AND CONTINGENCIES

Litigation.  The Company is a party to various legal proceedings, most of which relate to routine matters incidental to its business.  Management does not believe that the outcome of such proceedings will have a material adverse effect on the Company’s financial position or results of operations.

NOTE 4 — SUBSEQUENT EVENT

On April 10, 2007, the sale of Company by MGM Mirage to Herbst Gaming, Inc. was consummated at a sales price of approximately $400 million in cash for all its outstanding securities